Exhibit 99.1

FXCM Reports Monthly Metrics

NEW YORK, January 12, 2017 -- FXCM Inc. (NASDAQ:FXCM) today announced certain key customer trading metrics for December 2016 for its retail and institutional foreign exchange business.

December 2016 Customer Trading Metrics from Continuing Operations (1)

Retail Customer Trading Metrics

•	Retail customer trading volume(2) of $235 billion in December 2016, 33% lower than November 2016 and 27% lower than December 2015.

•	Retail customer trading volume(2) for the fourth quarter 2016 was $893 billion, 2% higher than the third quarter 2016, and 7% lower than the fourth quarter 2015.

•	Retail customer trading volume(2) for the full year 2016 was $3.5 trillion, 8% lower than full year 2015.

•	Volume from indirect sources was 39% of total retail volume(2) in the fourth quarter 2016.

•	Average retail customer trading volume(2) per day of $11.2 billion in December 2016, 30% lower than November 2016 and 24% lower than December 2015.

•	An average of 484,611 retail client trades per day in December 2016, 21% lower than November 2016 and 3% lower than December 2015.

•	Active accounts(3) of 178,782 as of December 31, 2016, a decrease of 650, or 0.4%, from November 30, 2016, and an increase of 935, or 0.5%, from December 31, 2015.

•	Tradeable accounts(4) of 155,353 as of December 31, 2016, a decrease of 575, or 0.4% from November 30, 2016, and a decrease of 6,279, or 4%, from December 31, 2015.

Institutional Customer Trading Metrics

•	Institutional customer trading volume(2) of $25 billion in December 2016, 11% lower than November 2016 and 31% lower than December 2015.

•	Institutional customer trading volume(2) for the fourth quarter 2016 was $77 billion, 20% lower than the third quarter 2016, and 31% lower than the fourth quarter 2015.

•	Institutional customer trading volume(2) for full year 2016 was $527 billion, 1% lower than full year 2015.

•	Average institutional trading volume(2) per day of $1.2 billion in December 2016, 8% lower than November 2016 and 25% lower than December 2015.

•	An average of 34,649 institutional client trades per day in December 2016, 3% lower than November 2016 and 18% higher than December 2015.

More information, including historical results for each of the above metrics, can be found on the investor relations page of FXCM's corporate website www.fxcm.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of the financial performance of FXCM Inc. FXCM undertakes no obligation to publicly update or review previously reported operating data. Any updates to previously reported operating data will be reflected in the historical operating data that can be found on the Investor Relations page of the Company's corporate website www.fxcm.com.

(1)	Customer Trading Metrics from Continuing Operations excludes discontinued operations of FXCM Japan and FXCM Hong Kong.
(2)	Volume that FXCM customers traded in period is translated into US dollars.
(3)	An Active Account represents an account that has traded at least once in the previous twelve months.
(4)	A Tradeable Account is an account with sufficient funds to place a trade in accordance with FXCM trading policies.

About Us:
FXCM Inc. (NASDAQ:FXCM) is a publicly traded company which owns 50.1% of FXCM Group, LLC (FXCM Group).

FXCM Group is a holding company of Forex Capital Markets LLC, (FXCM US), Forex Capital Markets Limited, inclusive of all EU branches (FXCM UK), FXCM Australia Pty. Limited, (FXCM AU), and all affiliates of aforementioned firms, or other firms under the FXCM group of companies (collectively "FXCM"). FXCM Group is owned and operated by FXCM Inc. (NASDAQ:FXCM) and Leucadia National Corporation (NYSE:LUK). Leucadia National Corporation is a multi-billion dollar diversified holding company engaged through its consolidated subsidiaries in a variety of businesses.

FXCM is a leading provider of online foreign exchange (FX) trading, CFD trading, spread betting and related services. The company's mission is to provide global traders with access to the world's largest and most liquid market by offering innovative trading tools, hiring excellent trading educators, meeting strict financial standards and striving for the best online trading experience in the market. Clients have the advantage of mobile trading, one-click order execution and trading from real-time charts. In addition, FXCM offers educational courses on FX trading and provides trading tools proprietary data and premium resources. FXCM Pro provides retail brokers, small hedge funds and emerging market banks access to wholesale execution and liquidity, while providing high and medium frequency funds access to prime brokerage services via FXCM Prime.

Trading foreign exchange and CFDs on margin carries a high level of risk, which may result in losses that could exceed your deposits, therefore may not be suitable for all investors. Read full disclaimer.

Contacts

Jaclyn Sales, 646-432-2463

Vice-President, Corporate Communications and Investor Relations

jsales@fxcm.com